THORNBURG INCOME BUILDER OPPORTUNITIES TRUST

Code of Business Conduct and Ethics

October 19, 2020

Introduction

Honesty and integrity are hallmarks of Thornburg Income Builder Opportunities Trust (the “Trust”).

We pride ourselves on maintaining the highest standards of ethics and conduct in all of our business relationships. This Code of Business Conduct and Ethics (the “Code”) covers a wide range of business practices and procedures and applies to the officers and Trustees of the Trust in their conduct of the business and affairs of the Trust. It does not cover every issue that may arise, but it sets out basic principles to guide the officers and Trustees of the Trust in discharging their duties for the Trust. This Code has been adopted by the Trustees of the Trust with the objectives of deterring wrongdoing and promoting (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) full, fair, accurate, timely and understandable disclosure in reports and documents which the Trust files with the Securities and Exchange Commission and in other public communications made by the Trust, (3) compliance with applicable governmental laws, rules and regulations, (4) prompt internal reporting of violations of this Code, and (5) accountability for adherence to this Code.

This Code is intended as a code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 and Item 2 of Form N-CSR under the Investment Company Act of 1940, and is specifically applicable to the principal executive officer, principal financial officer, and principal accounting officer (or persons performing similar functions, whether or not as officers or employees of the Trust) of the Trust (each a “Covered Officer”).

All records and reports created or maintained pursuant to this Code are intended solely for the internal use of the Trust, are confidential, and in no event constitute an admission by any person as to any fact, circumstance or legal conclusion.

Compliance with Laws, Rules and Regulations

The Trust expects its officers and Trustees to comply with all laws, rules and regulations applicable to the Trust’s operations and business. Officers and Trustees should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation regarding any contemplated course of action. The Trust and its investment adviser hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws. Consult the various guidelines and policies which the Trust has prepared in accordance with specific laws and regulations. A good guideline, if in doubt on a course of action, is to always ask first, act later -- if you are unsure of what to do in any situation, seek guidance before you act.

As a registered investment company, we are subject to regulation by the Securities and Exchange Commission, and compliance with federal, state and local laws. The Trust and its Trustees insist on strict compliance with the spirit and the letter of these laws and regulations.

Conflicts of Interest

Each officer and Trustee of the Trust should be scrupulous in avoiding any conflict of interest or appearance of such a conflict with regard to the Trust’s interests. A conflict of interest occurs when an individual’s private interest interferes with the interests of the Trust. The appearance of a conflict occurs for purposes of this Code when an individual enters into a transaction, has a relationship with or receives a benefit from a third party, or engages in any other conduct, which would cause an unrelated observer to reasonably conclude that an actual conflict exists. A conflict may arise when an officer or Trustee pursues interests that prevent the individual from performing his duties to the Trust objectively and effectively. A conflict also may arise when an officer or Trustee or member of the individual’s family receives undisclosed, improper benefits as a result of the individual’s position with the Trust. The appearance of a conflict may arise when an individual or his family member has a relationship with a person who does business with the Trust or its investment adviser. Any conflict of interest that arises in a specific situation or transaction must be disclosed by the individual and resolved before taking any action.

Matters involving a conflict of interest or appearance of a conflict are prohibited as a matter of Trust policy, except when approved by the Trustees or their committees or the Trust’s Audit Committee for any Covered Officer or Trustee, or except when approved by the Trust’s president for any other individual. Conflicts of interest may not always be evident, and individuals should consult with higher levels of management or the Trust’s legal counsel if they are uncertain about any situation. In no event, however, shall investment in any security made in accordance with the Trust’s Policy on Personal Securities Transactions (or comparable policy or code then in effect) be considered a conflict of interest with the Trust.

Corporate Opportunities

Officers and Trustees shall not take for themselves personally opportunities that are discovered through the use of their position with the Trust, except with the approval of the Trustees or the Trust’s Audit Committee for any Covered Officer or Trustee, or except with the approval by the Trust’s president for any other individual. Officers and Trustees owe a duty to the Trust to advance its legitimate interests when the opportunity to do so arises. In no event, however, shall investment in any security made in accordance with the Trust’s Policy on Personal Securities Transactions (or comparable policy or code then in effect) be considered a business opportunity of the Trust.

Confidentiality

Officers and Trustees shall exercise care in maintaining the confidentiality of any confidential information respecting the Trust, except where disclosure is authorized or legally mandated. Officers and Trustees should consult with the Trust’s legal counsel if they believe they have a legal obligation to disclose confidential information. Confidential information includes non-public information of the Trust that may be helpful to competitors, or otherwise harmful to the Trust or its shareholders. The obligation to preserve confidentiality of this information continues after association with the Trust ends.

Fair Dealing

Officers and Trustees should endeavor to deal fairly with the Trust’s shareholders, service providers and competitors, and shall not seek unfair advantage through improper concealment, abuse of improperly acquired confidential information, misrepresentation of material facts when the other party is known by

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the officer or Trustee to rely justifiably on the individual to disclose those facts truthfully, or improper and unfair dealing.

Business Gifts and Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. No gift or entertainment should ever be offered, given, provided or accepted by any officer or Trustee in connection with the Trust’s business unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe, payoff or kickback and (5) does not violate any laws or regulations.

Protection and Proper Use of Trust Assets

All officers and Trustees should endeavor to protect the Trust’s assets and pursue their efficient investment in accordance with the Trust’s business purposes and declaration of trust. Any suspected incident of fraud or theft should be immediately reported for investigation.

The obligation of officers and Trustees to protect the Trust’s assets includes its proprietary information. Proprietary information includes intellectual property such as trademarks and copyrights, as well as business, marketing and service plans, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates this Code.

Insider Trading

All officers and Trustees should pay particular attention to potential violations of insider trading laws. Insider trading is both unethical and illegal and will be dealt with decisively if it occurs. Officers and Trustees are expected to familiarize themselves with the Policy Statement on Insider Trading, adopted by the Trust’s investment adviser. If they have questions about these guidelines, they should consult with the Trust’s president, the investment adviser’s compliance office, or the Trust’s legal counsel.

Certain Political Contributions Proscribed

Contributions or solicitations for contributions, by any officer or Trustee of the Trust who is an employee, officer or director of the Trust’s investment advisor or distributor, to any political campaign in which an independent Trustee is a candidate, are prohibited. This prohibition does not apply to (i) a contribution by an independent Trustee to a political campaign of another independent Trustee, or (ii) a solicitation by an independent Trustee for the political campaign of another independent Trustee if the solicitation is made to an individual with whom the soliciting Trustee has some relationship, or to an individual who either has a relationship with the candidate Trustee or who would be expected to have an interest in the outcome of the campaign.

Reporting Illegal or Unethical Behavior

The Trustees encourage each officer to talk to senior officers, the investment adviser’s compliance officers, or the Trustees about observed illegal or unethical behavior, or when the officer is in doubt about the best course of action in a particular situation. Officers should report actual and suspected violations of laws, rules, regulations or this Code to appropriate personnel. If an individual does not believe it appropriate or is not comfortable approaching senior officers or the investment adviser’s

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compliance officers about their concerns, then the individual may contact any member of the Trust’s Audit Committee. If the individual’s concerns require confidentiality, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings. The Trust will not permit retaliation of any kind by or on behalf of the Trust or its officers and Trustees against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

Reporting and Disclosure

As a registered investment company, it is of critical importance that the Trust’s filings with the Securities and Exchange Commission contain full, fair, accurate, timely and understandable disclosure. Each officer and Trustee should become familiar with the disclosure laws and regulations applicable to the Trust, consistent with the individual’s authority and duties. Each officer and Trustee may be called upon to provide necessary information to ensure that the Trust’s public reports are complete, fair and understandable. The Trustees expect officers and Trustees to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Trust’s public disclosure requirements. Officers may be asked to certify as to the accuracy of all responses and information provided for inclusion in the Trust’s public reports and filings.

Recordkeeping

The Trust requires accurate recording and reporting of information in order to make responsible business decisions. The Trustees expect each of the Trust’s officers, consistent with the officer’s individual authority and duties, to maintain the Trust’s books, records, accounts and financial statements in reasonable detail, and to appropriately reflect the Trust’s transactions in conformity with applicable legal requirements and the Trust’s system of internal controls.

Accounting and Financial Reporting Concerns

The Trust seeks to comply with all applicable financial reporting and accounting regulations applicable to the Trust. Officers who have concerns or complaints regarding questionable accounting or auditing matters or procedures involving the Trust are encouraged to submit those concerns or complaints to the Trust’s Audit Committee which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially. These submissions may be directed to the attention of the Audit Committee chair, or any Trustee who is a member of the Audit Committee, at the principal executive offices of the Trust or at the Trustee’s residence address.

Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for any Covered Officer or Trustee may be made only by the Trustees or the Trust’s Audit Committee and will be promptly disclosed as required by law or by Securities and Exchange Commission regulations. Waivers of this Code for any other individual may be made by the president only upon the individual’s making full disclosure in advance of the transaction in question. This Code may be amended or modified at any time by the Trustees

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THORNBURG INCOME BUILDER OPPORTUNITIES TRUST

Personal Securities Transactions Policy

October 19, 2020

Policy Objectives

Honesty and integrity are hallmarks of Thornburg Income Builder Opportunities Trust (the “Trust”). The Trust seeks the highest standards of ethics and conduct from its Access Persons in all their business relationships and expects such individuals will conduct personal investment activities in accordance with this policy.

This Policy has been adopted by the Trust with the objectives of promoting honesty and integrity and preventing wrongdoing by the Trust’s Access Persons. This Policy seeks to prevent an Access Person of the Company, in connection with the direct or indirect purchase or sale by that Access Person of Securities held or proposed to be purchased or sold by Trust, from:

1.    employing any device, scheme or artifice to defraud the Trust;

2.    making any untrue statement of material fact to the Trust or omitting to state a material fact necessary in order to make the statements made to the Trust, considering the circumstances under which they are made, not misleading;

3.    engaging in any act, practice or course of business that operated or would act as a fraud or deceit on the Trust; or

4.    engaging in any manipulative practice with respect to the Trust, in connection with the purchase or sale (directly or indirectly) by such Access Person of a security “held or to be acquired” by the Trust.

This Policy is intended to constitute the Trust’s written code of ethics as required by Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

See the Glossary of Terms for definitions of terms used in this Policy.

Prior Authorization for Securities Transactions

No Access Person of the Trust shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1 as set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Policy.

Specific Policies

No Access Person shall purchase or sell, directly or indirectly, any Security in which he/she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he/she knows or should have known at the time of such purchase or sale:

•	is being considered for purchase or sale by the Trust; or
•	is being purchased or sold by the Trust.

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Pre-approval of Investments in IPOs and Limited Offerings

Access Persons must obtain approval from the Trust’s Chief Compliance Officer before directly or indirectly acquiring beneficial ownership in any Securities in an initial public offering or in a private placement or other limited offering.

Transactions that Do Not Require Prior Authorization

The following Securities transactions are exempt from the prior authorization requirements described above:

•

Purchases or sales of shares of any investment company registered as such under the Investment Company Act, including but not limited to, open-end funds, closed-end funds, unit investment trusts, exchange-traded funds, and money market mutual funds.

•

Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control (fully managed). No direct or indirect influence or control means having no input about or advance knowledge of the particular purchases or sales of securities or the particular allocation of investments in an account.

•	Purchases or sales for which the Access Person does not directly or indirectly have Beneficial Ownership or trading authority.
•	Purchases or sales of U.S. or foreign government or agency bonds.
•	Derivatives based on securities exempt from prior authorization.
•	Purchases or sales which are non-volitional on the part of the Access Person.
•	Purchases or sales through an Automatic Investment Plan.
•	The exercise of rights issued by an issuer pro rata to all holders of a class of its Securities.
•	Purchases or sales of Securities for any Private Fund managed by Thornburg Investment Management, Inc. (“TIM”).
•	Securities issued by TIM (to be clear, this does not include closed-end funds or open-end funds managed by TIM).

Derivative Transactions

A transaction in any put or call option or any future on a Security, will be treated as a Securities Transaction under this Policy. For the purposes of this Policy, derivative transactions will be divided into two categories: “call equivalent positions” and “put equivalent positions.” A “call equivalent position” is treated as a purchase of the underlying Security. Conversely, a “put equivalent position” is treated as a sale of the underlying Security.

Holdings List

The Holdings List is a list of all securities held by any TIM client. A Security will remain on the Holdings List for 15 calendar days after it is last held by the Trust and will be considered on the list for the 15-day period prior to it being initially held by TIM. Subject to prior authorization requirements set forth above under “Prior Authorization for Securities Transactions,” Access Persons are prohibited from transacting in any Security which is on the then-current Holdings List, or which the Access Person knows is being considered for purchase or sale by TIM. Upon review of personal transactions of Securities on the Holdings List, if it is determined that an Access Person received a benefit due to a

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transaction or transactions by the Trust, the Access Person may be required to disgorge such benefit, as determined by the Chief Compliance Officer. In determining whether to require disgorgement, the Chief Compliance Officer will consider various factors including the length of time between the Access Person’s trade and the Trust’s trade. The receipt of prior authorization for a trade of a Security on the Holdings List may not prevent disgorgement.

Reporting Requirements for Access Persons

The Chief Compliance Officer may waive the requirement to submit or extend the filing deadline of reports under certain circumstances, including but not limited to Access Persons on maternity leave or extended medical leave.

The following reporting requirements do not apply to an Independent Trustee who would be required to file a report solely by reason of being a trustee of the Trust, except that the Trustee will need to file a quarterly Personal Securities Transactions report if the Trustee knew or in the ordinary course of their duties as a Trustee should have known that, during the 15-day period immediately before or after the Trustee’s transaction in a Security, the Trust purchased or sold the Security, or the Trust or TIM considered purchasing or selling the Security.

Initial Statement of Outside Brokerage, Investment Accounts, and Securities Holdings

This statement must be completed and returned to the Trust’s CCO no later than 10 days after being designated as an Access Person and shall disclose each brokerage account, investment account, and securities holdings in which they or a Family Member have any Beneficial Ownership or trading authority. Information contained in the report must be current as of a date not more than 45 days prior to the date the individual becomes an Access Person, and include the following information:

•	The title and type of each Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount.
•	The name of each broker, dealer, bank, or other financial institution maintaining a brokerage or other account for the Access Person or Family Member and the account number assigned to it.
•	The date the report is filed.

Personal Securities Holdings Report

This report is part of the quarterly compliance certification and is due no later than 30 days after the end of each calendar quarter. The report must include the following information for each Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership or trading authority:

•	The title and type of each Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount.
•	The name of each broker, dealer, bank, or other financial institution maintaining a brokerage or other account for the Access Person or Family Member and the account number assigned to it.
•	The date the report is filed.

The Access Person must ensure that all securities held within the designated period appear on the report.

Personal Securities Transactions Report

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This report is part of the quarterly compliance certification submitted no later than 30 days after the end of each calendar quarter. The report must include the following information for each Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership or trading authority:

•	The date of each transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares, and the principal amount.
•	The nature of the transaction that is, a purchase, sale or other type of acquisition or disposition of the Security.
•	The price at which the transaction was affected.
•	The name of each broker, dealer, bank, or other financial institution maintaining a brokerage or other account for the Access Person or Family Member and the account number assigned to it.
•	The date the report is filed.

The Access Person must ensure that all transactions placed within the designated period appear on the report.

Brokerage Accounts Report

This report is part of the quarterly compliance certification submitted no later than 30 days after the end of each calendar quarter. The report must include the following information for each account in which the Access Person or Family Member has any direct or indirect Beneficial Ownership or trading authority:

•

Name of the financial institution which holds the account, the account number, the account ownership title, and the account type; i.e. self-directed trading (the Access Person or Family Member has direct or indirect trading control), or fully managed (the Access Person or Family Member has no direct or indirect trading control).

The Access Person must ensure that the list of all brokerage accounts is complete for the designated period.

Reporting Exemptions

The Trust exempts the following holdings and transactions from the quarterly reporting requirements:

•

Holdings and transactions effected in any account over which the Access Person or Family Member has no direct or indirect influence or control (fully managed). No direct or indirect influence or control means having no input about or advance knowledge of the particular purchases or sales of securities or the particular allocation of investments in an account.

•	Transactions effected pursuant to an Automatic Investment Plan.
•

Holdings and transactions of shares of any registered open-end mutual fund (including money market mutual funds), except for shares of (i) a fund managed by TIM or (ii) a mutual fund for which TIM acts as sub-advisor. NOTE: Shares of all other types of investment companies, including but not limited to the Trust and all other closed-end investment companies, unit investment trusts, or exchange-traded funds, are subject to the reporting requirements in this Policy.

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Designated Brokerage Accounts

Brokerage accounts of Access Persons must be held at the following designated broker-dealers (each a “Designated Broker”):

• Ameriprise Financial • Charles Schwab • E*Trade • Fidelity • Interactive Brokers	• Merrill Lynch • Morgan Stanley • Raymond James • RBC • T. Rowe Price	• TDAmeritrade • UBS • Vanguard Brokerage • Wells Fargo

Designated Brokers electronically provide information about the accounts and trading activity to the Trust’s Chief Compliance Officer.

The Trust’s Chief Compliance Officer may waive or modify the above restriction, or grandfather in brokerage accounts held at non-Designated Brokers. Firms may be added or removed as designated broker-dealers.

Administration and Enforcement of the Policy

The Trust’s Chief Compliance Officer or his/her designee will serve as a Filing and Review Officer. The Filing and Review Officer(s) will be responsible for:

•	Maintaining current and previous lists of all Access Persons.
•	Maintaining a record of the Filing and Review Officers in such a manner that the individuals serving in that capacity can be identified for any period of time.
•

Maintaining the initial statements of brokerage, accounts and holdings, and the quarterly reports of personal securities holdings, personal securities transactions and brokerage accounts of all Access Persons, including all backup documentation.

•	Maintaining copies of the current and previous Holdings Lists.
•	Maintaining evidence of any prior approval requests.
•	Maintaining records of waivers, including backup documentation of any waivers issued.
•

Monitoring personal Securities transactions and trading patterns, and the review of duplicate confirmations and periodic account statements received. The Chief Compliance Officer will review the personal Securities transactions of the Filing and Review Officer(s).

•	Reporting apparent violations to the Chief Compliance Officer or the President if the violation involves the Chief Compliance Officer.
•	Maintaining a record of any violation, written violation reports, and record of any action taken as a result of the violation.
•	Maintaining records of requests for duplicate brokerage confirmations and account statements, and files of duplicate brokerage confirmation and account statements received.

Certification

Each Access Person of the Trust will be provided a copy of this Policy and must certify in writing no later than 30 days after receipt of the Policy, that they have received a copy of this Policy, read and understand all provisions of this Policy, and agree to comply with the applicable terms of this Policy.

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The Trust will provide any amendments to the Policy and will require all Access Persons to certify that they have received, read and understand the amendments.

Adviser and Underwriter Codes of Ethics

The Trust’s investment adviser and the Trust’s principal underwriter shall adopt, maintain and enforce separate codes of ethics with respect to their personnel in compliance with Rule 17j-1 under the Investment Company Act, and shall forward to the Trust’s Chief Compliance Officer and the Trust’s counsel copies of such codes and all future amendments and modifications thereto. The Board of Trustees, including a majority of the trustees who are not “interested persons” of the Trust (as defined in the Investment Company Act), shall approve this Code of Ethics, and the codes of ethics of each investment adviser and principal underwriter of the Trust, and any material amendments to such codes. Such approval must be based on a determination that such codes contain provisions reasonably necessary to prevent Access Persons of the Trust from engaging in any conduct prohibited under such codes and under Rule 17j-1 under the Investment Company Act. The Board shall review and approve such codes at least once a year. Furthermore, any material changes to an investment adviser’s or principal underwriter’s code will be approved by the Board at the next scheduled quarterly board meeting and in no case more than six months after such change. Before approving any material amendments to the investment adviser’s or principal underwriter’s code of ethics, the Board must receive a certification from the investment adviser or principal underwriter that it has adopted procedures reasonably necessary to prevent Access Persons from violating its code of ethics and under Rule 17j-1 under the 1940 Act.

Reporting to Company Presidents, the Board of Trustees, and Investment Companies

The Chief Compliance Officer shall provide a written report to the Trustees of the Trust with respect to this Code of Ethics and the Codes of Ethics of the Trust’s investment adviser and principal underwriter at least annually. The report shall (i) describe any significant issues arising under this Policy or the respective policies of the Trust’s investment adviser or principal underwriter since the last report, including but not limited to, any material violations of the respective policy and any sanctions imposed, and (ii) certify that the Trust, its investment adviser and principal underwriter have adopted procedures reasonably necessary to prevent violations of the respective policy.

Annual Review

Pursuant to the review requirements of Rule 38a-1 under the Investment Company Act, the Chief Compliance Officer shall conduct a periodic review, no less than once per calendar year, of the adequacy of the Policy and the effectiveness of its implementation.

Recordkeeping

In its books and records (which may include maintenance of records through the compliance systems) the Trust will:

•	Retain a copy of each version of this Policy that has been in effect at any given time.
•	Retain a record of any violations of this Policy, written violation reports, and any action taken as a result of the violation.

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•	Maintain Holdings and Transaction Reports and Statements of Outside Brokerage Activity that are filed, including backup documentation.
•	Maintain copies of duplicate brokerage confirmations and account statements received and requests made.
•	Maintain Request for Prior Clearance of Security Transactions, and any backup documentation, and waivers granted.
•	Maintain copies of Holdings Lists.
•	Maintain copies of Restricted Lists.
•	Maintain lists of Access Persons.
•	Maintain schedule of report filing dates and sanctions imposed.
•	Maintain copies of reports to the Chief Compliance Officer, the Trust, and the President.
•	Maintain a record of persons designated as Filing and Review Officers.
•	Maintain a record of all Access Persons’ certification of receipt of this Policy.

All records shall be maintained and preserved pursuant to the separately adopted Document Retention and Destruction Policy for the time period indicated in the current Books and Records Matrix.

Glossary of Terms

“Access Person” means:

i. Any Trustee, director, officer of the Trust.

ii. Any director, officer, general partner or employee of any company in a Control relationship with the Trust who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of Securities by the Trust, or whose functions relate to the making of any recommendations with respect to those purchases or sales.

iii. Any natural person who is in a Control relationship with the Trust and who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of Securities by the Trust.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” shall be interpreted in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.

“Chief Compliance Officer” means the chief compliance officer of the Trust.

“Control” shall be interpreted in accordance with Section 2(a)(9) of the Investment Company Act of 1940.

“Securities” are any security except the following: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end funds (excluding open-end exchange traded funds).

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“Family Member” means the members of an Access Person’s immediate family (a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships) sharing the same household; provided, however, that the presumption of such beneficial ownership by a Family Member may be rebutted by an Access Person.

“Independent Trustee” means a Trustee who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Private or Limited Offering” means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, Rule 505 or Rule 506 adopted thereunder.

“Private Fund” means an investment vehicle the securities of which are not registered under the Securities Act of 1933 and which is excluded from the definition of an “investment company” under Section 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940.

“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a Security.

“Thornburg Fund” means any series of Thornburg Investment Trust or the Thornburg Income Builder Opportunities Trust.

“Trust” means Thornburg Income Builder Opportunities Trust.

“Trustee” means a Trustee of the Trust

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